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                       AMENDMENT TO THE DIME BANCORP, INC.
                          SENIOR OFFICER INCENTIVE PLAN

                             EFFECTIVE MAY 18, 2000

       The Dime Bancorp, Inc. Senior Officer Incentive Plan (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1. The language of Section 2(e)(v) of the Plan preceding the second sentence thereof (containing the definition of "Abandonment Date") is amended to read as follows:

              "(v)   the execution of a binding agreement that if consummated
              would result in a Change in Control of a type specified in clause
              (i) or (iii) of this Section 2(e) (an "Acquisition Agreement") or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Change in Control of a type specified in clause (iv) of this Section 2(e) (an "Asset Sale Agreement") or the adoption by the Board of Directors of the Company or the Bank of a plan of complete liquidation or dissolution of the Company or the Bank that, if consummated, would result in a Change in Control of a type specified in clause (iv) of this Section 2(e) (a "Plan of Liquidation")."

       2. The first textual sentence of Section 3(a) of the Plan is amended to read as follows:

              "Except as provided in Section 9, the Plan shall be administered by the Committee."

       3. Section 3(b) of the Plan is amended in its entirety to read as follows:

              "(b)   Binding Nature of Committee Decisions. Except as provided
              in Section 9, unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan."

       4. Section 6(c)(iii) of the Plan is amended in its entirety to read as follows:

              "(iii) in the event of a Change in Control as defined in clause
                     (v) of Section 2(e), all Participants who are in service with the Company or any of its subsidiaries or affiliates at the time of the Change in Control, and who may


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                     otherwise (if all conditions related to such award were
                     met) be entitled to receive a Target Bonus Amount under this Plan for the Performance Period in which such Change in Control occurs (the "Initial Performance Period"), or with respect to any subsequent Performance Period that ends prior to the occurrence of a Change in Control as defined under any of clauses (i) through (iv) of Section 2(e) (an "Interim Performance Period"), shall, provided that no Abandonment Date arises with respect to such Change in Control prior to the end of the Initial Performance Period or Interim Performance Period, as appropriate, be entitled to receive not less than a pro-rated portion of each such Target Bonus Amount (which Target Bonus Amount may not be reduced in contemplation of, or on or after the occurrence of, the Change in Control), calculated by multiplying such Target Bonus Amount by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company or any of its subsidiaries or affiliates during the Initial Performance Period or Interim Performance Period, as appropriate, and the denominator of which is the number of days in such Performance Period, provided that such minimum pro-rated bonus amount shall not be subject to any reduction pursuant to the Committee's exercise of Negative Discretion (but, to the extent applicable, may be subject to offset or reduction pursuant to Section 6(c)(iv)) (with any such minimum pro-rated bonus amount referred to as a "guaranteed minimum target bonus"). If an Abandonment Date occurs with respect to a Change in Control described in clause (v) of Section 2(e) but the employment of a Participant who was employed as of the date of such Change in Control is terminated by the Company and its subsidiaries (other than for Cause during the relevant Performance Period described above), or the Participant terminates his or her employment with the Company and its subsidiaries after the Participant's employer (1) makes a material change in the Participant's functions, duties or responsibilities, which change would cause the Participant's position with his or her employer to become one of materially lesser responsibility, importance or scope from that in effect immediately prior to the occurrence of such Change in Control or (2) has reduced the Participant's annual salary below that in effect immediately prior to the occurrence of the event described in clause (v) of Section 2(e), provided that such termination of employment occurs after the occurrence of the event described in clause (v) of Section 2(e) and during the relevant Performance Period described above, but before the Abandonment Date, then, notwithstanding the occurrence of the Abandonment Date, one or more guaranteed minimum target bonus amounts as described above shall be payable with respect to such Participant, as appropriate.


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                            In addition, in the event a Change in Control as
                     defined under any of clauses (i) through (iv) of Section 2(e), all Participants who are in service with the Company or any of its subsidiaries or affiliates at the time of the Change in Control, and who may otherwise (if all conditions related to such award are met) be entitled to receive a Target Bonus Amount under this Plan for the Performance Period in which such Change in Control occurs, shall be entitled to receive not less than a pro-rated portion of such Target Bonus Amount (which Target Bonus Amount may not be reduced in contemplation of, or on or after the occurrence of, the Change in Control), calculated by multiplying such Target Bonus Amount by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company or any of its subsidiaries or affiliates during the Performance Period in which the Change in Control described in any of such clauses (i) through (iv) of Section 2(e) occurs, and the denominator of which is the number of days in such Performance Period, provided that such minimum pro-rated bonus amount shall not be subject to any reduction pursuant to the Committee's exercise of Negative Discretion (but, to the extent applicable, may be subject to offset or reduction pursuant to Section 6(c)(iv)) (with such minimum pro-rated bonus amount also referred to as a "guaranteed minimum target bonus"). It is understood that if Changes in Control described in clause (v) of Section 2(e) and in any of clauses (i) through (iv) of Section 2(e) occur in two different Performance Periods, guaranteed minimum target bonus amounts shall, if applicable, be payable for each of the Initial Performance Period, the Interim Performance Period (if applicable), and the Performance Period during which the Change in Control described in any of clauses (i) through (iv) of Section 2(e) occurs, while if Changes in Control described in clause (v) of Section 2(e) and in any of clauses (i) through (iv) of Section 2(e) occur in a single Performance Period, only a single guaranteed minimum target bonus amount will be payable to a Participant pursuant to this subsection 6(c)(iii).

                            Each of the minimum pro-rated bonus amounts
                     described above shall be paid no later than the earlier of
                     (I) March 31 of the year following the taxable year of the Company in which the applicable Change in Control event occurs (or, for an Interim Performance Period, in which such Performance Period ends), or (II) as soon as practicable following the Participant's termination of employment, unless otherwise deferred pursuant to the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan or otherwise in accordance with a deferral opportunity made available to the Participant by the Committee (in which event it will be paid in


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                     accordance with such deferral election and be accompanied
                     by earnings thereon); and"

       5.     The following sentence is added at the end of Section 7(a) of the
Plan:

              "Notwithstanding the foregoing, it is understood that guaranteed minimum bonus amounts under subsection 6(c)(iii) are not eligible for the exception for qualified performance based compensation under Section 162(m) of the Code and therefore, no amendment to those provisions hereunder is or shall be necessary to enable the bonus payments hereunder (other than such guaranteed minimum bonus amounts) to otherwise comply with the applicable Code Section 162(m) requirements described in the previous sentence."

       6.     A new Section 9 is added to the Plan to read as follows:

              "9.    UMBRELLA TRUST COMMITTEE AND TRUSTEE.

                     (a) Discretionary Authority. Notwithstanding anything in the Plan to the contrary, including, without limitation, the provisions of Section 3, the committee (the "Umbrella Trust Committee") under the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto (the " Umbrella Trust") and the trustee of the Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. The decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of guaranteed minimum bonus payments hereunder.

                     (b) Change in Control or Irrevocable Election. Notwithstanding anything hereunder to the contrary, after a change in control (as defined in the Umbrella Trust) or an "Irrevocable Election" under the Umbrella Trust, claims for guaranteed minimum bonus payments hereunder by a Participant or Beneficiary under the Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Committee."

       7.     A new Section 10 is added to the Plan to read as follows:


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              "10.   CANCELLATION OF IRREVOCABLE ELECTION.

                     The provisions hereunder relating to periods after an
              "Irrevocable Election" under the Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a change in control (as defined in the Umbrella Trust) has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."